EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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      BSD MEDICAL LAUNCHES CAMPAIGN TO TAKE ITS CANCER THERAPY TO PATIENTS

         SALT LAKE CITY, February 8, 2006--BSD Medical Corp. (AMEX:BSM) today announced it has retained Richter7, a full-service advertising and marketing firm as its marketing partner. The agency's initial focus will be the development and implementation of an Internet-specific awareness campaign, targeted towards cancer patients and caregivers. The campaign is slated to launch in April 2006. Richter7 has developed and implemented successful campaigns for medical device manufacturers such as Medtronic, Siemens, Stryker Howmedica and Biolase.

         The primary task for the agency will be to implement an Internet campaign designed to create awareness and drive patient and caregivers to cancer treatment therapies as provided by BSD Medical's systems. Richter7 has designed a campaign which, in part, will effectively utilize strategies that maintain an ongoing presence on the leading search engines and health-related websites. Visitors to these sites will be invited to receive information about BSD Medical's cancer treatment options, thus driving traffic to physicians and medical centers with these treatment capabilities and to BSD-sponsored events.

         Medtronic, a world leader in medical technology, hired Richter7 to identify and drive physicians and patients to a new product. Richter7's strategy included building an interactive infrastructure where patients could interact with internal resources; identify prospects through direct campaigns, national media advertisements, freestanding inserts, interactive search engines and public relations generated through major surgical centers and creating a system to keep clients in an active state of communication. Richter7 increased the Medtronic database of 500 potential candidates to 50,000 in six months. Richter7 has designed a similar, yet unique campaign for BSD Medical.

         "BSD Medical has a wonderful message to communicate in the cancer treatment battle and we're pleased to have been invited to lend our online and traditional marketing expertise and resources to this effort," said Dave Newbold, president and executive creative director for Richter7. "Our initial goal is to give BSD a strong online capability which will strengthen their brand image with cancer patients and their caregivers and drive them to seek out therapies provided by BSD's systems as a treatment for cancer. We are thrilled to join in a partnership with BSD Medical, a truly visionary company."

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         BSD Medical produces precision guided RF and microwave heat therapy systems used in the treatment of cancer and other diseases or medical conditions. Hyperthermia therapy and thermal therapy are biomedical treatments for malignant and benign tumors and certain other physical disorders, using principles of heat delivery within the body. Creating hyperthermia in cancerous tissue is used to kill cancer directly and to make companion radiation and/or chemotherapy treatments more effective. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

         Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on increasing patient exposure to the Company's cancer therapy are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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